AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 1, 2008 (the “Effective Date”), by and between GREY WOLF, INC., a Texas corporation (the “Company”), and THOMAS P. RICHARDS (the “Executive”).
     The Company and the Executive desire to amend and restate the existing Employment Agreement dated as of September 3, 1996, by and between the Company and the Executive as previously amended on August 26, 1998, November 10, 1998, November 13, 2001 and March 1, 2008 on the terms and conditions of this Agreement.
     Accordingly, the parties agree as follows:
     1. Employment, Duties and Acceptance.
          1.1 Employment by the Company and Duties. The Company hereby agrees to employ the Executive for a term commencing on the Effective Date and expiring at the end of the day on December 31, 2008 (such date, or later date to which this Agreement is extended in accordance with the terms hereof, the “Termination Date”), unless earlier terminated as provided in Section 4 or unless extended as provided herein (the “Term”). The Term shall be automatically extended for one additional year on each anniversary of December 31, 2008 during the Term (each anniversary being referred to as an “Anniversary”) unless either party notifies the other on or before the date ninety (90) days prior to such Anniversary that he or it desires to terminate the Agreement (the “Termination Notice”), in which event the Termination Date shall be the third anniversary of the date of the Termination Notice. During the Term, the Executive shall serve in the capacity of President and Chief Executive Officer of the Company, and shall also serve in those offices and directorships of subsidiary corporations or entities of the Company to which he may from time to time be appointed or elected. During the Term, the Executive shall devote all reasonable efforts and all of his business time and services to the Company, subject to the direction of the Board of Directors of the Company (the “Board”). Notwithstanding the foregoing, the Company acknowledges that the Executive has farming and ranching interests, holds working and royalty interests, owns an interest in a family corporation which may engage in oil and gas servicing business and may own working, carried or royalty interests in oil and gas wells, none of which are or will be in competition with Company Business (as hereinafter defined) and that the Executive may devote a portion of his business time to these personal activities without breaching his obligations to the Company under this Agreement.
          1.2 Acceptance of Employment by the Executive. The Executive hereby accepts such employment and shall render the services and perform the duties described above.
     2. Compensation and Other Benefits.
          2.1 Annual Salary. The Company shall pay to the Executive an annual salary at a rate of not less than Six Hundred Fifty-Five Thousand Dollars ($655,000.00) per year

(the “Annual Salary”), subject to increase at the sole discretion of the Board. The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect, but in no event less frequently than once each month, less such deductions as shall be required to be withheld by applicable law and regulations.
          2.2 Bonuses. The Executive shall receive, at the sole discretion of the Board, an incentive bonus with respect to the fiscal years ending during the term hereof (the “Incentive Bonus”). Any such Incentive Bonus shall be paid on or after January 1 and on or before March 15 of the calendar year following the calendar year in which the bonus relates.
          2.3 Vacation Policy. In accordance with the tenure policies of the Company, the Executive shall be entitled to five (5) weeks paid vacation during each year of the Term.
          2.4 Participation in Employee Benefit Plans. The Company agrees to permit the Executive during the Term to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so called “fringe benefits” of the Company (collectively, “Benefits”) which may be available to other executives of the Company on terms no less favorable to the Executive than the terms offered to such other executives. The Executive shall cooperate with the Company in applying for such coverage, including submitting to a physical exam and providing all relevant health and personal data.
          2.5 General Business Expenses. The Company shall pay or reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement. Such payment shall be made upon presentation of such documentation as the Company customarily requires of its senior executive employees prior to making such payments or reimbursements.
          2.6 Company Car and Cellular Telephone. The Company shall provide an automobile, of the Executive’s choice, to be used by the Executive during the Term hereof or until his employment hereunder is terminated. The purchase price of the automobile shall not exceed $65,500 (“the “Auto Allowance”); provided, however the Auto Allowance shall be increased effective January 1, 2009 and on January 1 of each year thereafter during the Term by a percentage equal to the percentage increase in the Consumer Price Index (Urban-Houston Metropolitan Area) for the previous calendar year. If requested by the Executive, the Company will replace the automobile with a new automobile no less frequently than every three (3) years during the Term hereof, provided that the purchase price of the replacement automobile shall not exceed the Auto Allowance. The Company shall, at its expense, pay any and all expenses associated with the operation of such company car, including, but not limited to, collision and liability insurance, maintenance and repair costs, replacement parts, tires, fuel and oil. The Executive may use the automobile for personal purposes and the value of any such personal use shall be deemed to be additional compensation. The Company shall also furnish the Executive with a cellular telephone of his choice and the Company shall pay all charges in connection with the use thereof, other than charges for calls not related to the Executive’s duties hereunder. The payment or reimbursement of the expenses described in this Section 2.6 shall be subject to the provisions of Section 2.9.

          2.7 Certain Additional Payments by the Company.
               2.7.1 Excise Tax; Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 2.7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
               2.7.2 Accounting Firm Determinations. Subject to the provisions of Section 2.7.3, all determinations required to be made under this Section 2.7, including whether and when Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG, LLP (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 2.7, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 2.7.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
               2.7.3 Notification of Claims. The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) days after the Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
          (i) give the Company any information reasonably requested by the Company relating to such claim;
          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
          (iii) cooperate with the Company in good faith in order effectively to contest such claim; and
          (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2.7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               2.7.4 If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 2.7.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 2.7.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 2.7.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
               2.7.5 Notwithstanding anything to the contrary in the foregoing provisions of this Section 2.7, in no event shall payment of any Gross-Up Payment or any Underpayment be made later than December 31 of the year next following the year in which the Excise Tax is remitted to the taxing authority. Reimbursement of any costs or expenses incurred by the Executive due to a tax audit or litigation described in this Section 2.7 above shall be made by December 31 of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, by December 31 of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. The Executive’s right to payment or reimbursement pursuant to this Section 2.7.5 shall not be subject to liquidation or exchange for any other benefit.
          2.8 Continuing Medical and Dental Benefits. If Executive’s employment with the Company is terminated for any reason other than Cause (as defined in Section 4.2 hereof), the Company shall provide medical and dental insurance coverage (“Medical and Dental Benefits”) to Executive and his spouse from the date of Executive’s termination of employment with the Company until the later of the death of Executive or his spouse. The Company shall pay all premiums associated with such Medical and Dental Benefits. The Medical and Dental Benefits provided by the Company under this Section 2.8 shall be without exclusions for disclosed preexisting conditions and shall provide coverage and benefits (including, but not limited to, choice of doctor or dentist, covered procedures, deductible, and co-payment provisions) at a level that in all respects is not less than the medical and dental coverage available to the Executive under the Company’s group health plan as of the Effective Date, which includes a lifetime maximum payment of not less than $5,000,000.00. The Medical and Dental Benefits provided to the Executive and, if applicable, to the Executive’s spouse shall be provided by the Company in a manner such that the Executive will not be taxable on any reimbursements to or on behalf of the Executive and, if applicable, to or on behalf of the Executive’s spouse. In addition, such Medical and Dental Benefits shall be provided at no cost to the Executive; provided, however, that if the Company reasonably determines, based on the advice of its legal counsel, that the Executive must be taxed on the Company’s actual cost of providing such Medical and Dental Benefits to the Executive (the “Coverage Cost”) to avoid the Executive being taxed on the reimbursements relating to such coverage, the Company and the Executive agree that the Company will deliver timely to the Executive appropriate tax information returns to cause the Executive to include the Coverage Cost in the Executive’s income. Reimbursement of such medical and dental expenses shall be made on or before the last day of the year following the year in which such expenses were incurred.
          2.9 Section 409A-Related Reimbursement Provisions. The amount of expenses to be paid or reimbursed pursuant to Sections 2.5 and 2.6 shall be made promptly after they are incurred, but no later than December 31 of the calendar year following the calendar year in which the expenses are incurred. The amount of such expenses eligible for payment or reimbursement during any calendar year shall not affect the amount of expenses eligible for payment or reimbursement in any other calendar year and the Executive’s right to payment or reimbursement of such expenses shall not be subject to liquidation or exchange for any other benefit.
     3. Non-Competition, Confidentiality and Company Property.
          3.1 Covenants Against Competition. The Executive acknowledges that (i) the Company is currently engaged in the business of owning, managing and operating onshore drilling and workover rigs for its own account or for others which are contracted or hired for the purpose of drilling and/or workover of oil or natural gas wells (the “Company Business”); (ii) his work for the Company will give him access to trade secrets of and confidential information concerning the Company; and (iii) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, the Executive covenants and agrees as follows:
               3.1.1 Non-Compete. The Executive agrees that he shall not during the Restricted Period (as hereinafter defined) within a two hundred (200) mile radius of any office maintained by the Company within one year prior to the end of the Term, including, without limitation, the office address specified from time to time pursuant to Section 7.2 hereof and any field offices, directly or indirectly (except in the Executive’s capacity as an officer of the Company) (i) engage or participate in the Company Business; or (ii) enter the employ of, or render any other services to, any person engaged in the Company Business except as permitted hereunder. In addition, the Executive agrees that he shall not during the Restrictive Period (as hereinafter defined) become interested in any such person in any capacity, including, without limitation, as an individual, partner, shareholder, lender, officer, director, principal, agent or trustee except as permitted hereunder; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if the Executive is not a controlling person of, or a member of a group which controls, such person and the Executive does not, directly or indirectly, own five percent (5%) or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for five percent (5%) or more of any class of equity securities, of such person. As used herein, the “Restricted Period” shall mean a period commencing on the date hereof and terminating upon the first to occur of (a) the date on which the Company terminates or is deemed to terminate the Executive’s employment without Cause (as hereinafter defined), (b) the date the Executive terminates or is deemed to terminate his employment pursuant to Section 4.6 hereof, (c) Executive’s Retirement, or (d) the Date of Termination of this Agreement; provided, however, that if the Company shall have terminated the Executive’s employment for Cause and such Cause in fact exists or if the Executive shall have terminated his employment with the Company in breach of the terms of this Agreement, the Restricted Period shall end one (1) year following the termination of the Executive’s employment hereunder.
               3.1.2 Confidential Information. The Executive acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. The Company agrees to provide the Executive access to confidential information in conjunction with the Executive’s duties, including, without limitation, information of a technical and business nature regarding the Company’s past, current or anticipated business that may encompass financial information, financial figures, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, Company employee information, organizational charts, new personnel acquisition plans, technical processes, designs and design projects, inventions and research projects, ideas, discoveries, inventions, improvements, trade secrets, design specifications, writings and other works of authorship. In exchange, as an independent covenant, the Executive agrees not to make any unauthorized use, publication, or disclosure, during or subsequent to his employment by the Company, of any Intellectual Property of a confidential or trade secret nature, generated or acquired by him during the course of his employment, except to the extent that the disclosure of Intellectual Property Information is necessary to fulfill his responsibilities as an employee of the Company. The Executive understands that confidential matters and trade secrets include information not generally known by or available to the public about or belonging to the Company, its divisions, subsidiaries, and related affiliates, or belonging to other companies to whom the Company, its divisions, subsidiaries, and related affiliates, may have an obligation to maintain information in confidence, and that authorization for public disclosure may only be obtained through the Company’s written consent.
               3.1.3 Property of the Company. All memoranda, notes, lists, records, engineering drawings, technical specifications and related documents and other documents or papers (and all copies thereof) relating to the Company, including such items stored in computer memories, microfiche or by any other means, made or compiled by or on behalf of the Executive after the date hereof, or made available to the Executive after the date hereof relating to the Company, its affiliates or any entity which may hereafter become an affiliate thereof, shall be the property of the Company, and shall be delivered to the Company promptly upon the termination of the Executive’s employment with the Company or at any other time upon request; provided, however, that the Executive’s address books, diaries, chronological correspondence files and rolodex files shall be deemed to be property of the Executive.
               3.1.4 Original Material. The Executive agrees that any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Company Business, including without limitation information of a technical or business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of research and development of the Company and its divisions, subsidiaries, affiliates, or related entities, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by the Executive alone or jointly with others during the Executive’s employment with the Company shall be the property of and belong exclusively to the Company. The Executive shall promptly and fully disclose to the Company the origination or development by the Executive of any such material and shall provide the Company with any information that it may reasonably request about such material. Either during the subsequent to the Executive’s employment, upon the request and at the expense of the Company or its nominee, and for no remuneration in addition to that due the Executive pursuant to his employment by the Company, but at no expense to him, the Executive agrees to execute, acknowledge, and deliver to the Company or its attorneys any and all instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Company adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.
               3.1.5 Employees of the Company and its Affiliates. The Executive agrees to refrain during the Restricted Period from inducing or attempting to influence any employee of the Company, its divisions, subsidiaries and/or affiliated entities to terminate his employment.
               3.1.6 Customers. The Executive also agrees to refrain during the Restricted Period from diverting, taking, soliciting and/or accepting on his own behalf or on the behalf of another person, firm, or company, the business of any past or present customer of the Company, its divisions, subsidiaries and/or other affiliated entities, or any identified prospective or potential customer of the Company, its divisions, subsidiaries and/or affiliated entities, whose identity became known to the Executive through his employment by the Company.
          3.2 Rights and Remedies Upon Breach. If the Executive breaches, any of the provisions contained in Section 3.1 of this Agreement (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:
               3.2.1 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.
               3.2.2 Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.
          3.3 Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

          3.4 Court Review. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of, or scope of activities restrained by, such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
          3.5 Enforceability in Jurisdictions. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
     4. Termination.
          4.1 Termination Upon Death. If the Executive dies during the Term, this Agreement shall terminate; provided, however, that in any such event, the Company shall pay to the Executive’s estate in lump sum in cash on the Date of Termination:
               4.1.1 Accrued Amounts. (i) any portion of the Annual Salary and any Incentive Bonus that shall have been earned by the Executive prior to the termination but not yet paid; (ii) any expenses with respect to which the Executive is entitled to reimbursement pursuant to this Agreement; and (iii) any Benefits that have vested in Executive at the time of such termination as a result of his participation in any of the Company’s benefit plans shall be paid to or on behalf of Executive pursuant to the terms of such benefit plans; and
               4.1.2 Death Benefits. Executive’s death shall be treated as a Termination Without Cause entitling his estate to the severance payments described in Section 4.3.1(ii), below.
          4.2 Termination With Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive’s employment under this Agreement and discharge the Executive with Cause. If such right is exercised, the Company’s obligation to the Executive shall be limited solely to the lump sum cash payment on the Date of Termination of unpaid Annual Salary accrued, together with earned but unpaid Incentive Bonus, if any, and Benefits vested up to the effective date specified in the Company’s notice of termination payable pursuant to the terms of the applicable benefit plans. As used in this Agreement, the term “Cause” shall mean and include (i) chronic alcoholism or controlled substance abuse as determined by a doctor mutually acceptable to the Company and the Executive; (ii) an act of proven fraud or dishonesty on the part of the Executive with respect to the Company or its subsidiaries; (iii) knowing and material failure by the Executive to comply with material applicable laws and regulations relating to the business of the Company or its subsidiaries; (iv) the Executive’s material and continuing failure to perform (as opposed to unsatisfactory performance) his duties hereunder or a material breach by the Executive of this Agreement except, in each case, where such failure or breach is caused by the illness or other similar incapacity or disability of the Executive; or (v) conviction of a crime involving moral turpitude or a felony. Prior to the effectiveness of termination for Cause under subclause (i), (ii), (iii) or (iv) above, the Executive shall be given thirty (30) days prior notice from the Board specifically identifying the reasons which are alleged to constitute Cause for any termination hereunder and an opportunity to be heard by the Board in the event the Executive disputes such allegations.
          4.3 Termination Without Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive’s employment under this Agreement and discharge the Executive without Cause. If the Executive is terminated during the Term without Cause (including any termination which is deemed to be a constructive termination without Cause under Section 4.6 hereof), the Company’s obligation to the Executive shall be limited solely to the following:
               4.3.1 Severance Payments. The Company shall pay to the Executive, in a lump sum in cash within thirty (30) days after the Date of Termination except as otherwise deferred in accordance with the provisions of Section 4.8, the aggregate of the following amounts:
          (i) the amounts otherwise payable to Executive upon his death under Section 4.1.1 hereof; and
          (ii) an amount equal to: 1) in the event such termination occurs within two (2) years after a Change of Control, an amount equal to three and three quarters times (3.75x) the sum of: (a) the Annual Salary of Executive in effect on the Date of Termination (or, if the Company has reduced the Executive’s Annual Salary in breach of this Agreement, the Executive’s Annual Salary immediately before such reduction) plus (b) a bonus equal to one-hundred percent (100%) of such Annual Salary; or 2) in the event such termination occurs at any time other than within two (2) years after a Change of Control, an amount equal to three times (3x) the sum of: (a) the Annual Salary of the Executive in effect on the Date of Termination (or, if the Company has reduced the Executive’s Annual Salary in breach of this Agreement, the Executive’s Annual Salary immediately before such reduction) plus (b) a bonus equal to one-hundred percent (100%) of such Annual Salary; and
               4.3.2 Extension of Medical Benefits. The Company will continue to provide the Executive and, if the Executive is married, the Executive’s spouse the Medical and Dental Benefits described in Section 2.8 hereof.
          4.4 Termination by the Executive. Any termination of this Agreement by the Executive during the Term (except such termination (i) as is deemed to be a Constructive Termination Without Cause by the Company under Section 4.6 of this Agreement, or (ii) a voluntary resignation or Retirement by Executive within two (2) years after a Change of Control in which event the Company shall pay the Executive the amounts described in Section 4.3.1 and 4.3.2, above, or (iii) Executive’s Retirement at any time which is not within two (2) years after a Change of Control, in which event the Company shall pay the Executive the amounts described in Section 4.3.1(i) above), shall be deemed to be a breach of the terms of this Agreement for the purposes of Section 3.1.1 hereof and shall entitle the Company to discontinue payment of all Annual Salary, Incentive Bonus and Benefits (other than the Medical and Dental Benefits described in Section 2.8 hereof) not earned and payable prior to the date of such termination.
          4.5 Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to the Company and the Executive or his closest relative if he is not then able to make such a choice, so that the Executive is unable substantially to perform his services hereunder for (i) a period of four consecutive months, or (ii) for shorter periods aggregating six months during any twelve (12) month period, the Company may at any time after the last day of the four consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of six months, by written notice to the Executive, terminate the Executive’s employment hereunder and discontinue payments of the Annual Salary, Incentive Bonus and Benefits accruing from and after the date of such termination. In such event, the Executive shall be entitled to the full compensation payable to him hereunder for periods of disability shorter than the periods specified in clauses (i) and (ii) of the previous sentence. In addition, if the Executive’s employment with the Company is terminated pursuant to this Section 4.5, such termination shall be treated as a Termination Without Cause entitling Executive to the severance payments described in Section 4.3 above. Finally, the Executive’s right to indemnification, payment or reimbursement pursuant to Section 6 of this Agreement shall not be affected by such termination and shall continue in full force and effect, both with respect to proceedings that are threatened, pending or completed at the date of such termination and with respect to proceedings that are threatened, pending or completed after that date.
          4.6 Constructive Termination Without Cause. Notwithstanding any other provision of this Agreement, the Executive’s employment under this Agreement may be terminated during the Term by the Executive, which shall be deemed to be constructive termination by the Company without Cause, if one of the following events shall occur without the consent of the Executive: (i) a failure to elect or reelect or to appoint or reappoint the Executive to the office of President, Chief Executive Officer and Chairman of the Board of the Company or other material change by the Company of the Executive’s functions, duties or responsibilities which change would reduce the ranking or level, dignity, responsibility, importance or scope of the Executive’s position with the Company from the position and attributes thereof described in Section 1 above; (ii) the assignment or reassignment by the Company of the Executive to a location not within fifty (50) miles of the Company’s current location; (iii) the liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth substantially the same as or greater than that of the Company assumes this Agreement and all obligations and undertakings of the Company hereunder; (iv) a reduction in the Executive’s fixed salary; (v) a Change of Control; (vi) the failure of the Company to continue to provide the Executive with office space, related facilities and secretarial assistance that are commensurate with the Executive’s responsibilities to and position with the Company; (vii) the notification by the Company of the Company’s intention not to observe or perform one or more of the obligations of the Company under this Agreement; (viii) the failure by the Company to indemnify, pay or reimburse the Executive at the time and under the circumstances required by Section 6 of this Agreement; (ix) the occurrence of any other material breach of this Agreement by the Company or any of its subsidiaries; or (x) the delivery of notice by the Company in accordance with Section 1.1 hereof that it desires to terminate this Agreement. Any such termination shall be made by written notice from the Executive to the Company specifying the event relied upon for such termination and given within sixty (60) days after such event. Any constructive termination shall be effective sixty (60) days after the date the Company has been given such written notice setting forth the grounds for such termination with specificity (the “Cure Period”); provided, however, that the Executive shall not be entitled to terminate this Agreement in respect of any of the grounds set forth above if during the Cure Period the action constituting such ground for termination has been cured and is no longer continuing. A constructive termination by the Company without Cause shall terminate the Restrictive Period hereunder.
          4.7 Section 409A Separation from Service. Notwithstanding any provision in this Agreement to the contrary, no payment or benefit shall be paid pursuant to this Section 4 that would be considered “deferred compensation” under Section 409A of the Code until the Executive has incurred a “separation from service” (as such term is defined under Section 409A of the Code), unless the payment is made by reason of another permitted payment event described in Section 409A(a)(2)(A) of the Code.
          4.8 Section 409A Delayed Payment Provisions. Notwithstanding any other provision contained in this Agreement to the contrary, no payments that are considered to be “deferred compensation” under Section 409A of the Code may be made to the Executive as a result of the Executive’s separation from service to the Company until the date that is six months after the date of the separation from service (or, if earlier, the death of the Executive) if the Executive is a “specified employee” as described in Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s separation from service or other time deemed applicable by the Company. The provisions of this Section 4.8 shall only apply to the minimum extent required to avoid the Executive’s incurrence of taxes imposed under Section 409A of the Code.
     5. Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or one or more of its affiliates as the designated beneficiary (which it may change from time to time), policies for life, health, accident, disability or other insurance upon the Executive in any amount or amounts that it may deem necessary or appropriate to protect its interest. The Executive agrees to aid the Company in procuring such insurance by submitting to medical examinations and by completing, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.
     6. Indemnification.
          6.1 The Company shall, to the maximum extent not prohibited by law, indemnify the Executive if he is made, or threatened to be made, a party to any threatened,

pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor (collectively, a “Proceeding”), by reason of the fact that the Executive is or was a director or officer of the Company, or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) paid or incurred in connection with any such Proceeding.
          6.2 The Company shall, from time to time, reimburse or advance to the Executive the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding in advance of the final disposition of such Proceeding; provided, however, that, if required by the Texas Business Corporation Act, such expenses incurred by or on behalf of the Executive may be paid in advance of the final disposition of a Proceeding only upon receipt by the Company of an undertaking, by or on behalf of the Executive, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that the Executive is not entitled to be indemnified for such expenses.
          6.3 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall not be deemed exclusive of any other rights which the Executive may now or hereafter have under any law, by law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
          6.4 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall continue as to the Executive after he has ceased to be a director, officer or employee of the Company and shall inure to the benefit of the heirs, executors and administrators of the Executive’s estate.
          6.5 The Company shall purchase and maintain director and officer liability insurance on such terms and providing such coverage as the Board determines is appropriate, and the Executive shall be covered by such insurance on the same basis as the other directors and executive officers of the Company.
          6.6 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall be enforceable by the Executive in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Company. Neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the Executive is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that the Executive is not so entitled. The Executive shall also be indemnified for any expenses incurred in connection with successfully establishing his right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.
          6.7 If the Executive serves (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Company, or (ii) any employee benefit plan of the Company or any corporation referred to in clause (i), in any capacity, then he shall be deemed to be doing so at the request of the Company.
          6.8 The right to indemnification or reimbursement or advancement of expenses shall be interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding.
     7. Other Provisions.
          7.1 Certain Definitions. As used in this Agreement, the following words and phrases shall have the following meanings unless the context otherwise requires:
               7.1.1 “Affiliate” with respect to the Company means any other person controlled by or under common control with the Company but shall not include any stockholder or director of the Company, as such.
               7.1.2 “Change of Control” means, for the purposes of this Agreement (but subject to amendment as provided in Section 7.14), the occurrence of any of the following:
          (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities;
          (ii) there occurs a proxy contest or a consent solicitation, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or
          (iii) during any period of two consecutive years, other than as a result of an event described in clause (ii) of this Section 7.1.2, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.
               7.1.3 “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute. Reference in this Agreement to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated under such section.

               7.1.4 “Date of Termination” means for purposes of (i) Section 4.1, within thirty (30) days after the date of Executive’s death; (ii) Sections 4.2, 4.3, and 4.5, the date specified in the Company’s notice of termination to Executive; and (iii) Section 4.4, the date specified in Executive’s notice of voluntary resignation or Retirement; and (iv) Section 4.6, the first day following the expiration of the Cure Period during which the Company did not cure the grounds for termination specified in Executive’s notice to the Company.
               7.1.5 “person” means any individual, corporation, partnership, limited liability company, firm, joint company, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.
               7.1.6 “Retirement” means the voluntary termination of employment from the Company or any parent or subsidiary of the Company by Executive constituting retirement for age on any date after the Executive attains the normal retirement age of sixty-five (65) years.
               7.1.7 “subsidiary” means any person 50% or more of the voting securities of which are owned directly or indirectly by the Company.
          7.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, on the date of actual receipt thereof, as follows:
          (i) if to the Company, to:

Grey Wolf, Inc. 10370 Richmond Avenue, Suite 600 Houston, Texas 77042
          (ii) if to the Executive, to:

Thomas P. Richards 1318 Forest Brook Sugar Land, Texas 77479
Any party may change its address for notice hereunder by notice to the other party hereto.
          7.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Employment Agreement dated as of September 3, 1996, as previously amended on August 26, 1998, November 10, 1998, November 13, 2001 and March 1, 2008 by and between the Company and the Executive.
          7.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
          7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof) where the employment of the Executive shall be deemed, in part, to be performed and enforcement of this Agreement or any action taken or held with respect to this Agreement shall be taken in the courts of appropriate jurisdiction in Houston, Texas.
          7.6 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company (subject to Section 4.6 (iii) hereof) only to a successor by merger or purchasers of substantially all of the assets of the Company.
          7.7 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.
          7.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          7.9 No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly herefrom shall be construed against any party as being drafted by said party.
          7.10 Validity Contest. The Company shall promptly pay any and all legal fees and expenses incurred by the Executive from time to time as a direct result of the Company’s contesting the due execution, authorization, validity or enforceability of this Agreement. Executive shall have no obligation to mitigate damages suffered as a result of termination of his employment with the Company. The provisions of this Section 7.10 shall survive termination of this Agreement. Reimbursement of such expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for reimbursement in any year shall not affect the amount of such expenses eligible for reimbursement in any other year.
          7.11 Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, Executive and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, Executive and the Company agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration, litigation or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence, any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration before a panel of three arbitrators in accordance with the

Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Houston, Harris County, Texas, or such other location to which the parties mutually agree. The decision of the arbitrator(s) shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof.
          7.12 Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and his legal representatives.
          7.13 Section 409A Compliance. The Parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A of the Code to the extent applicable thereto.
          7.14 Amendment of Certain Provisions and Proposed Merger. The following amendment to this Agreement shall become effective (without any further action by the parties) immediately prior to the effectiveness of the proposed merger, consolidation or other business combination of the Company and Basic Energy Services, Inc., a Delaware corporation, into each other or a new corporation, however structured (the “Proposed Merger”):
               7.14.1 Section 7.1.2 shall be deleted in its entirety and replaced by the following:
          “7.1.2 “Change of Control” means, for purposes of this Agreement, the occurrence of any of the following:
          (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;
          (ii) there occurs a proxy contest or a consent solicitation, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter;
          (iii) during any period of two consecutive years, other than as a result of an event described in clause (ii) of this Section 7.1.2, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board;

          (iv) approval by the shareholders of the Company of a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), unless immediately following such Merger, substantially all of the holders of the then outstanding shares of common stock of the Company (the “Outstanding Company Voting Securities”) immediately prior to the Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger;
          (v) the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (including through sale or other disposition of the equity of such subsidiaries), unless immediately following such sale or other disposition, substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition; or
          (vi) the Proposed Merger.”
If the Proposed Merger is not effective for any reason on or before November 30, 2008, this Section 7.14 shall terminate and be of no further force or effect.
[Remainder of Page Intentionally Left Blank, Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE
/s/ THOMAS P. RICHARDS
THOMAS P. RICHARDS

COMPANY GREY WOLF, INC.
/s/ ROBERT E. ROSE
ROBERT E. ROSE,
Chairman, Compensation Committee Board of Directors

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